Exhibit 99.(a)(20)
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION
Posting of Compulsory Acquisition Notices
Further to AstraZeneca’s announcement on 30 June 2006 regarding its intention to exercise its rights pursuant to the provisions of Schedule 2 of the Interim Regulations to acquire compulsorily, on the same terms as the Offer, the remaining CAT Shares (including shares underlying CAT ADSs) in respect of which the Offer has not been accepted, AstraZeneca announces the despatch today of compulsory acquisition notices to CAT Shareholders who have not accepted the Offer.
CAT Shareholders who wish to accept the Offer and who have not already done so should, if their CAT Shares are held in certificated form, complete and return their Form of Acceptance as soon as possible in accordance with the instructions printed on it. CAT Shareholders who hold CAT Shares in uncertificated form and who have not yet accepted the Offer are reminded to follow the CREST procedure set out in the Offer Document.
Defined terms used in this announcement have the same meanings as in the Offer Document dated 23 May 2006.

Enquiries:

AstraZeneca

Media Enquiries:

Steve Brown (London)	+44 (0)20 7304 5033

Edel McCaffrey (London)	+44 (0) 20 7304 5034

Staffan Ternby (Sweden)	+46 8 553 26107

Analyst/Investor Enquiries:

Jonathan Hunt (London)	+44 (0) 20 7304 5087

Mina Blair (London)	+44 (0) 20 7304 5084

Ed Seage (US)	+1 302 886 4065

Jörgen Winroth (US)	+1 212 579 0506

Goldman Sachs International	+44 (0) 20 7774 1000

Guy Slimmon

Mark Sorrell

A06479019/0.1/07 Jun 2006

This announcement is for informational purposes only and does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. This announcement also does not constitute a Solicitation / Recommendation Statement under the rules and regulations of the US Securities and Exchange Commission (the “SEC”). The Offer is being made solely by means of the Offer Document and the Form of Acceptance accompanying the Offer Document, which contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, AstraZeneca has filed a Tender Offer Statement containing the Offer Document and other related documentation with the SEC on Schedule TO and CAT has filed a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents filed by AstraZeneca or CAT in connection with this Offer are available on the SEC’s website at www.sec.gov. The Offer Document and Acceptance Forms accompanying the Offer Document have been made available to all CAT Shareholders at no charge to them. CAT Shareholders are advised to read the Offer Document and the accompanying Acceptance Forms as they contain important information. CAT Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement as they contain important information.
Goldman Sachs International, which is authorised and regulated by the Financial Services Authority, is acting exclusively for AstraZeneca and no one else in connection with the Offer and will not be responsible to anyone other than AstraZeneca for providing the protections afforded to clients of Goldman Sachs International or for providing advice in relation to the Offer or any other matters referred to in this announcement.
The availability of the Offer to CAT Shareholders who are not resident in and citizens of the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. Further details in relation to overseas shareholders are contained in the Offer Document.
The Loan Notes which will be issued pursuant to the Loan Note Alternative have not been, and will not be, listed on any stock exchange and have not been, and will not be, registered under the Securities Act or under any relevant laws of any state or other jurisdiction of the United States, nor have clearances been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the Loan Notes been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the Loan Notes to be offered in compliance with applicable securities laws of Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, re-sold or delivered, directly or indirectly, in, into or from the United States or any other Loan Note Restricted Jurisdiction in which an offer of Loan Notes would constitute a violation of relevant laws or require registration of the Loan Notes, or to or for the account or benefit of any US person or resident of any other Loan Note Restricted Jurisdiction.
Unless otherwise determined by AstraZeneca and permitted by applicable law and regulation, subject to certain exemptions, the Offer will not be capable of acceptance from or within a Restricted Jurisdiction. Accordingly, copies of this announcement must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction and persons receiving this announcement (including custodians, nominees and trustees) should observe these restrictions and must not mail or otherwise distribute this announcement in, into or from any such jurisdictions.

A06479019/0.1/07 Jun 2006

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